Exhibit 5.1

DLA Piper LLP (US)
2525 East Camelback Road
Suite 1000
Phoenix, Arizona 85016-4232 www.dlapiper.com

November 5, 2021

Verra Mobility Corporation

1150 N. Alma School Road

Mesa, Arizona 85201

Ladies and Gentlemen:

We have acted as counsel to Verra Mobility Corporation, a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (as it may be amended from time to time, the “Registration Statement”) initially filed on November 5, 2021, including a prospectus (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale, from time to time, by the Selling Stockholder (as defined in the Registration Statement) of up to 13,207,821 shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”). The shares of Class A Common Stock being registered for sale include (1) 8,207,821 shares of Class A Common Stock held by the Selling Stockholder (the “Issued Shares”), (2) up to 5,000,000 shares of Class A Common Stock issuable to the Selling Stockholder as Earn-Out Shares pursuant to the Merger Agreement (as such terms are defined in the Registration Statement), (3) 6,666,666 shares of Class A Common Stock (the “Private Placement Warrant Shares”) that may be issued by the Company upon exercise of 6,666,666 warrants issued by the Company in connection with its initial public offering that are exercisable for shares of Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock (the “Private Placement Warrants”), and (4) 13,333,301 shares of Class A Common Stock (the “Public Warrant Shares” and, together with the Private Placement Warrant Shares, the “Warrant Shares”) that may be issued by the Company upon exercise of 13,333,301 warrants issued by the Company in connection with its initial public offering that are exercisable for shares of Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Collectively, the Issued Shares, the Earn-Out Shares, and the Warrant Shares are referred to in this opinion as the “Securities”.

We have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. We have also relied as to certain matters on information obtained from public officials and officers of the Company.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) the Registration Statement, and any further amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; and (vi) all Securities have been, or will be, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and any applicable prospectus supplement.

Verra Mobility Corporation

November 5, 2021

Page Two

Based upon such examination and subject to the further assumptions, qualifications and limitations contained herein, we are of the following opinions:

1.	The Issued Shares have been validly issued and are fully paid and nonassessable.

2.	The Earn-Out Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

3.	The Warrant Shares, when issued and sold against payment therefor in accordance with the terms of their respective Warrant, will be validly issued, fully paid and non-assessable.

The opinions in paragraphs 1, 2 and 3 are limited in all respects to the General Corporation Law of the State of Delaware. We do not express any opinion as to the laws of any other jurisdiction.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Securities may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles, including principles that may limit enforceability of indemnification, contribution or similar provisions, concepts of materiality, reasonableness, good faith and fair dealing, the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

With respect to our opinions in paragraphs 2 and 3, we have assumed that at the time of the issuance of any Earn-Out Shares or Warrant Shares, (a) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of formation, (b) the Company will have the necessary organizational power and authority to issue the Earn-Out Shares or Warrant Shares, and (c) the Company will have made available for issuance such number of Earn-Out Shares or Warrant Shares. To the extent that the obligations of the Company pursuant to the Warrants, with respect to the Warrant Shares, or the Merger Agreement, with respect to the Earn-Out Shares, may depend upon such matters, we have assumed that each of the parties thereto (other than the Company) will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and will be duly qualified to engage in the activities contemplated by the Warrant; that such Warrant and Merger Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; that such party is in compliance, generally and with respect to acting as a party with respect to its obligations under the Warrant and the Merger Agreement, with all applicable laws and regulations; and that such party has the requisite organizational and legal power and authority to perform its obligations under such Warrant.

Verra Mobility Corporation

November 5, 2021

Page Three

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities or the Registration Statement. Our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)